CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information of Dreyfus Select Managers Small Cap Growth Fund and Dreyfus Select Managers Large Cap Growth Fund, in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
June 23, 2010